UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION
IN RE:

THERMACELL TECHNOLOGIES, INC.                             CASE NO. 01-20854-8G1

         Debtor.
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                         DEBTOR'S PLAN OF REORGANIZATION
                         -------------------------------

     Debtor, Thermacell Technologies, Inc. (the "Debtor"), hereby submits its Plan of Reorganization.

Dated this 25th day of February, 2002.

                                    ARTICLE 1
                                    ---------

                                   DEFINITIONS

     Unless the context otherwise requires, defined terms shall have the meanings assigned below. Defined terms appear in an initially capitalized form in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. Any term used in capitalized form that is not defined in this Plan but that is defined in the Bankruptcy Code of Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or Bankruptcy Rules. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply in construction of this Plan.

     1.01 "Administrative Claim" means any Claim for the payment of any Administrative Expense.

     1.02 "Administrative Expense" means (a) any costs or expenses of administration of the Reorganization Cases under Section 503(b) of the Bankruptcy Code including, but not limited to, any such costs or expenses constituting (1) actual and necessary postpetition costs and expenses of preserving the Estate or operating the business of the Debtor, (2) postpetition costs, indebtedness or contractual obligations duly and validly incurred or assumed by the Debtor in the ordinary course of business, (3) payments that are to be made under this Plan to cure defaults on executory contracts and unexpired leases, (4) compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under Sections 330(a) or 331 of the Bankruptcy Code, and
(b) fees or charges assessed against the Estate under Section 1930, Chapter 123 of title 28 of the United States Code.

     1.03 "Affiliate" shall have the meaning ascribed to such term in Section 101(2) of the Bankruptcy Code; provided, however, that where the context so requires, the term "debtor," when used in Section 101(2) of the Bankruptcy Code, may mean an entity to which the defined term "affiliate" refers. "Affiliate" shall also mean and include an "affiliate" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     1.04 "Allowed"  means and includes,  with respect to any Claim of Interest,
(a) any Claim or Interest, proof of which was timely filed or, by Rule of Bankruptcy Procedure or, by order of the Bankruptcy Court, was not required to be filed, or (b) any Claim or Interest that has been, or hereafter is, listed in the Schedules as liquidated in amount and not disputed or contingent, and, in each such case in (a) and (b) above, as to which either (1) no objection to the allowance thereof has been filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (2) such an objection has been filed and the Claim or Interest has been allowed by a Final Order (but only to the extent so allowed).

     1.05 "Allowed Amount" means the dollar amount in which a Claim is Allowed. No amount shall be Allowed for or on account of punitive damages, penalties or postpetition interest on account of any Claim except as otherwise expressly specified in this Plan or provided by Final Order of the Bankruptcy Court.

     1.06  "Bankruptcy  Code" means title 11,  United  States  Code,  [11 U.S.C.
ss.ss.101 et seq.], as in effect on the Petition Date, together with all amendments and modifications thereafter to the extent applicable to this Reorganization Cases, including, but not limited to, Section 111 of the Bankruptcy Reform Act of 1994.

     1.07 "Bankruptcy Court" means either the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, having jurisdiction over the Reorganization Cases or, to the extent the reference is withdrawn, the District Court.

     1.08 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as applicable to the Reorganization Cases, together with all amendments and modifications from time to time thereto.

     1.09 "Business Day" means any day other than a Saturday, Sunday or legal holiday (as such term is defined in Bankruptcy Rule 9006(a)).

     1.10  "Cash"  means  (a) right to  payment,  whether  or not such  right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. The term "Claim" shall be broadly construed herein to include all manner and type of claim, whenever and wherever such claim may arise.

     1.11 "Class"  means a category of Claims or  Interests,  as  classified  in
Article 3 of this Plan.

     1.12 "Confirmation" or "Confirmation of this Plan" means the entry by the Bankruptcy Court of the Confirmation Order.

     1.13 "Confirmation Date" means the date on which the Confirmation Order becomes a Final Order.

     1.14 "Confirmation Hearing" means the hearing(s) which will be held before the Bankruptcy Court in which the Debtor will seek Confirmation of this Plan.

     1.15  "Confirmation   Order"  means  the  Order  of  the  Bankruptcy  Court
confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.16 "Contingent" means (whether or not such term is used in an initially capitalized form in this Plan) a right that has not accrued and that is dependent upon a future event or events that has or have not occurred and may never occur.

     1.17 "Creditors Fund" means the fund created for the benefit of unsecured creditors which shall include forty percent (40%) of the common stock in the Reorganized Debtor.

     1.18 "Debtor" means Thermacell Technologies, Inc.

     1.19 "Debtor in Possession" means Thermacell Technologies, Inc., as debtor in possession.

     1.20 "Disbursing Agent" means Debtor or any Person selected by the Debtor pursuant to this Plan (with approval of the Bankruptcy Court), as agent of the Bankruptcy Court, to hold and distribute the consideration to be distributed to the holders of Allowed Claims under this Plan.

     1.21 "Disclosure Statement" means the Disclosure Statement For Debtor's Plan of Reorganization dated ______________, 2002, as amended, including all annexes, exhibits and schedules attached thereto or referenced therein (and the exhibits, if any, to such annexes, exhibits, and schedules), prepared by the Debtor pursuant to Section 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as such Disclosure Statement may be further amended or modified from time to time.

     1.22 "Disputed Claim" means a Claim that is not an Allowed Claim as to which (a) a Proof of Claim has been filed with the Court, or is deemed filed under applicable law or Order of the Bankruptcy Court, (b) an objection has been or may be timely filed, and (c) such objection has not been (1) withdrawn, (2) overruled or denied in whole or part by a Final Order, or (3) granted in whole or part by a Final Order. For purposes of this Plan, a Claim shall be considered a Disputed Claim if (A) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Schedules, (B) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim scheduled in the Schedules, (C) any corresponding Claim has been scheduled in the Schedules as disputed, contingent, or unliquidated, (D) no corresponding Claim has been scheduled in the Schedules, or (E) such Claim is reflected as unliquidated or contingent in the Proof of Claim filed in respect thereof.

     1.23 "Disputed Claims Reserve" shall have the meaning ascribed to such term in Section 4.03(c) of this Plan.

     1.24 "Distribution Date," when used with respect to an Allowed Claim, means the date which is as soon as reasonably practicable after the later of: (a) the Effective Date; or (b) the first (1st) Business Day of the next calendar quarter after the date upon which the Claim becomes Allowed, unless the Claim becomes Allowed within fifteen (15) days before the first (1st) Business Day of the next calendar quarter, in which case the Distribution Date shall be the first (1st) Business Day of the next succeeding calendar quarter.

     1.25 "District Court" means the United States District Court for the Middle District of Florida, or the unit thereof having jurisdiction over the matter in question.

     1.26 "Effective Date" means, and shall occur on, the first (1st) Business Day immediately following the later of (a) thirty (30) calendar days after the Confirmation Date.

     1.27 "Estate" means, as to the Debtor, the estate created for the Debtor by
Section 541 of the Bankruptcy Code upon the commencement of this Reorganization Case.

     1.28 "Final Order" means an Order, the implementation, operation or effect of which has not been stayed and as to which Order (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing or writ of certiorari has expired and as to which no appeal or petition for review or rehearing or certiorari has been taken and is pending.

     1.29 "Governmental Unit" means any foreign, provincial, federal, state, local or municipal (a) government, or (b) governmental agency, commission, department, bureau, ministry or other entity.

     1.30 "Indirect Claim" means any Claim for contribution, reimbursement, subrogation, offset rights or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect Claim of any kind whatsoever, whenever and wherever arising or asserted, and whether in the nature of or sounding in contract, tort, warranty, or any other theory of law, equity or admiralty.

     1.31 "Interest" means any equity or other ownership interest in the Debtor.

     1.32 "Interest Holder" means the legal and beneficial owners of an Interest in the Debtor.

     1.33 "IRC" means the Internal Revenue Code of 1986, as amended.

     1.34 "IRS" means the Internal Revenue Service of the United States of America.

     1.35 "Lien" means, with respect to any asset or property of the Debtor, any mortgage, lien, pledge, charge, security interest, encumbrance or other security device of any kind affecting such asset or property.

     1.36 "Official Committee" means the Creditor's Committee in this case, if any has been appointed.

     1.37 "Order" means an order or judgment of a court.

     1.38 "Person" means any person, individual, partnership, corporation, limited liability company, joint venture company, association or other entity of whatever or not for profit, including, but not limited to, any "person" as such term is defined in Section 101(4) of the Bankruptcy Code, but excluding any Governmental Unit.

     1.39 "Petition Date" means November 7, 2001.

     1.40 "Plan" means this Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, dated as of __________, 2002, as amended, including all exhibits and other attachments hereto and the Plan Documents, as it and they may be amended, modified or supplemented from time to time.

     1.41 "Plan Documents" means all notes, mortgages, security agreements, contracts, documents, attachments and exhibits, as the same may be amended, modified or supplemented from time to time, that aid in effectuating this Plan, which documents, attachments and exhibits shall be filed by the Debtor with the Bankruptcy Court on or before the Plan Documents Filing Date.

     1.42 "Plan Documents Filing Date" means the date for the filing of the Plan Documents which shall be either: (a) the date, as determined by the Debtor, that is as soon as practicable, but that in no event is later than twenty (20) calendar days before the commencement of the Confirmation Hearing; or (b) such other date (or dates) determined by the Bankruptcy Court.

     1.43 "Plan Documents Review Center" means the offices of Debtor's counsel located at 911 Chestnut Street, Clearwater, Florida 33756, at which any party in interest may review all of the Plan Documents once such Plan Documents are filed.

     1.44 "Priority Claim" means any Claim (other than an Administrative Claim or a Priority Tax Claim) to the extent such Claim is entitled to a priority in payment under Section 507(a) of the Bankruptcy Code.

     1.45 "Priority Tax Claim" means any claim to the extent that such Claim is entitled to a priority in payment under Section 507(a)(8) of the bankruptcy Code.

     1.46 "Proof of Claim" means any proof of Claim filed with the Bankruptcy Court with respect to the Debtor pursuant to Bankruptcy Rules 3001 or 3002.

     1.47 "Proof of Interest" means any proof of interest filed with the Bankruptcy Court with respect to the Debtor pursuant to Bankruptcy Rule 3002.

     1.48 "ProRata" or "ProRata Share" means the same proportion a Claim or Interest in a particular Class bears to the Aggregate Claims Amount of all Claims or Interests in such Class.

     1.49 "Reorganization Case" means the above-captioned Chapter 11 case for the Debtor was filed on the Petition Date.

     1.50 "Reorganized Debtor" means Debtor after the Effective Date as reorganized pursuant to this Plan.

     1.51 "Schedules" means the Schedules, Statements and Lists filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they may be amended or supplemented from time to time.

     1.52 "Secured Claim" means any Claim that is secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing any such Claim.

     1.53 "Taxes" means all income, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges or facility fees, together with interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

     1.54 "Unsecured Claim" means any Claim that is neither secured nor entitled to priority under the Bankruptcy Code or a Final Order of the Bankruptcy Court, including, but not limited to: (a) any Claim arising from the rejection of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code; and (b) any portion of a Claim to the extent the value of the holder's interest in the applicable Estate's interest in the property securing such Claim is less than the amount of the Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Claim, as determined pursuant to Section 506(a) of the Bankruptcy Code.

                                   ARTICLE II
                                   ----------
                            CLASSIFICATION OF CLAIMS

     2.01 Classification.

     (a) General. The sections in this Article set forth a designation of Classes of Claims. A Claim is classified in a particular Class only to the extent that the Claim qualifies within the description of the Class and is classified in a different Class to the extent the Claim qualifies within the description of that different Class.

     (b) Impairment and Voting. The classes of Claims and Interests are identified as unimpaired, impaired or absolutely impaired.

     2.02 Classes of Claims which are Unimpaired by the Plan. Under Section 1126(f) of the Bankruptcy Code, the holders of those Claims which are unimpaired are conclusively presumed to have voted to accept this Plan and, therefore, the votes of those holders will not be solicited.

     2.03 Classes of Claims which are Impaired by the Plan. Certain Classes are described as "impaired". The holders of Claims in such Classes are entitled to vote to accept or reject this Plan.

     2.04 Classes of Claims Absolutely Impaired by the Plan and Deemed To
Have Rejected the Plan. Certain Classes of Claims are impaired and the holders of such Claims are not entitled to receive or retain any property under the Plan on account of such Claims. Those Classes are described as "absolutely impaired". Under Section 1126(g) of the Bankruptcy Code, the holders of such Claims are deemed to have rejected the Plan and, therefore, the votes of such holders will not be solicited.

                                   ARTICLE III
                                   -----------
                           TREATMENT OF ALLOWED CLAIMS

         The Allowed Claims, as classified herein, shall be satisfied in the manner set forth in this Article. The treatment of, and the consideration to be received by, holders of Allowed Claims pursuant to this Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Allowed Claims.

                  (1) CLASS A - Administrative Expenses - This Class consists of all Allowed Claims of the type specified by 11 U.S.C. Section 507(a)(1). These claims relate to costs of administering the Chapter 11 estate.

         Allowed Administrative Claims in Class A will be paid in full in cash on the Effective Date of the Plan, unless the holder of such claim consents to other provisions. Administrative Claims not due on the Effective Date of the Plan will be paid when due.

         On or before the Consummation Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the court at the confirmation hearing, will be paid in cash equal to the amount of such Administrative Claim.

                  (2) CLASS B - Other Priority Claims - This Class consists of Allowed Claims of the type specified by 11 U.S.C. Section 503(a)(3) (Wage Claims), 11 U.S.C. Section 507(a)(4) (Employee Benefits), and 11 U.S.C. Section 507(a)(6) (Deposit Claims).

         Allowed Priority Claims in Class B will be paid in full in cash on the Effective Date of the Plan, unless the holder of those Claims consents to other treatments. Debtor believes all such allowable Claims in this class were, with approval of the court, paid during the Chapter 11 proceeding. Debtor will make no payment to creditors in this Class unless a proof of claim is filed by the holder of such Claim and is allowed by the court.

                  (3) CLASS C - Priority Tax Claims - This Class consists of any Allowed Unsecured Claims of the type specified by 11 U.S.C. Section 507(a)(8). Holders of Allowed Priority Tax Claims will not receive any payment on account of post-petition interest or penalties with respect to or arising in connection with, such tax claims, except as allowed by a Final Order. The Plan, the Confirmation Order and Section 1141(d) of the Bankruptcy Code provides for the discharge of any such Claims for post-petition interest or penalties. Holders of Allowed Priority Tax Claims shall not assess or attempt to collect such interest or penalties from the Estate.

         Allowed Priority Tax Claims in Class C shall be paid by issuing a promissory note providing for payment within six years of the date of assessment unless otherwise agreed by the holder of such claims, by a series of monthly payments equal in total to the Allowed Amount of such claim, plus interest on any unpaid portion from the Effective Date of the Plan. For such purposes, the interest rate shall be one percent (l%) higher than the prime interest rate published in the Wall Street Journal on the Effective Date of the Plan.

     (4) CLASSES D-1 through D-4 - Secured Claims - These Classes include the Allowed Secured Claims in this case.

Claims in this category currently known, as classified below, are:

     (a) Class D-1 consists of the Claim of PAC Funding, LLC secured by a post-petition lien on all property of the Debtor and Debtor-in-Possession. The exact amount of the secured portion of this claim will be as agreed or as allowed by the Court. The Allowed Secured Claim in Class D-1 is impaired. The Allowed Secured Claim in Class D-1 shall be paid in full, with interest at ten percent (10%) per annum by a stream of equal monthly payments over five (5) years, unless otherwise agreed by the holder of such Claim. The principal amount of the payments shall be the Allowed Amount of such Claim. Each monthly payment shall be in the amount necessary to amortize principal and interest over the term. Alternatively, at the option of the Creditor in this Class, this Creditor's secured debt may be converted to equity in the Reorganized Debtor in an amount equal to fifty percent (50%) of the newly issued common stock.

     (b) Class D-2 consists of the Claim of Inter-Tel Leasing secured by a lien on a phone system. The Claim in Class D-2 shall be satisfied in full by surrender of the subject collateral.

     (c) Class D-3 consists of the Claim of Lease Acceptance Corp. secured by a lien on certain computer equipment. The Claim in Class D-3 shall be satisfied in full by surrender of the subject collateral.

     (d) Class D-4 consists of the Claim of United Capital Leasing Corp. secured by a lien on a dust collector/snow calcinder. The Claim in Class D-4 shall be satisfied in full by surrender of the subject collateral.

     (e) Class D-5 consists of the Claim of Augustine Fund secured by a security interest on all of the Debtor's personal property. The exact amount of this Claim will be as agreed or as allowed or determined by the Court. This Claim shall be treated as a general unsecured claim in Class E-2.


     (5) CLASSES E-1 and E-2 - Unsecured Claims - These classes include all Allowed Unsecured Claims. These classes also include the unsecured portion of any secured claim for which the value of the collateral is less than the amount of the indebtedness, to the extent such deficiency is allowed as an Unsecured Claim, and includes the non-recourse portion of any secured debt, unless the holder of such non-recourse portion elects or agrees to other treatment. The Classes of Allowed Unsecured Claims are:

     (a) CLASS E-1 consists of all Allowed Unsecured Claims in an amount less than or equal to $1,000.00. The holder of an Allowed Unsecured Claim in excess of this amount may also voluntarily reduce such claim to this amount and elect to be treated as a creditor in this Class. These smaller claims will be paid by a single payment for administrative convenience. This Class is impaired.

     The Allowed Unsecured Claims of all creditors in Class E-1 will be paid by a single cash payment equal to 20% of the Allowed Amount of such Claim. Such payment will be made within ninety (90) days of the Effective Date of the Plan, or 30 days after entry of an Order adjudicating any objection to such Claim, whichever is later.

     (b) CLASS E-2 consists of all Allowed Unsecured Claims in an amount in excess of $1,000.00. This Class is impaired. Holders of claims in this Class will receive a ProRata Share of the Creditors Fund.

     (6) CLASS F-1 - Equity - This Class includes all equity interest holders of the Debtor. All existing interests, shares, warrants and rights thereunder shall be cancelled and extinguished. New shares in the Reorganized Debtor will be reissued on a pro rata basis so that equity interest holders will collectively own ten percent (10%) of the common stock of the Reorganized Debtor.

                                   ARTICLE IV
                                   ----------
                           MEANS FOR EXECUTION OF PLAN

         4.01     Provisions Concerning Plan Distributions.
                  ----------------------------------------

     (a) Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan.

     (b) Date of Distributions. Distributions shall be made on the Distribution Date, unless otherwise provided in the Plan Documents, or herein, or as may be ordered by the Bankruptcy Court. Distributions to be made on the Distribution Date shall be deemed made on the Distribution Date if made either (1) on the Distribution Date, or (2) as soon as practical thereafter, but in no event later than ten (10) Business Days after the Distribution Date, except as otherwise provided for herein, or except as may be ordered by the Bankruptcy Court.

     (c) Claims Bar Date. All persons or Governmental Units that assert Claims against the Debtor and that wish to vote on the Plan or to share in the Estates shall file proofs of claim on or before the date fixed by the court. A claim not filed by that time will be forever barred from sharing in the Estate or being treated as a creditor for Claims scheduled by the Debtor and not shown as disputed, contingent or unliquidated. However, the Claims to which the claim filing requirement does not apply shall be limited to the amount appearing on Debtor's Schedules.

     4.02 Transactions on Business Days. If the Effective Date, or any other date on which a transaction may occur under this Plan, shall occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day shall occur instead on the next succeeding Business Day.

     4.03 Disputed Claims.
          ---------------

     (a) Objection Deadline. As soon as practicable, but in no event later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders thereof and the United States Trustee.

     (b) Prosecution of Objections. After the Effective Date, only the Reorganized Debtor shall have authority to file objections, litigate to judgment, settle or withdraw objections to Disputed Claims. As of the Effective Date, the Reorganized Debtor shall be entitled to compromise or settle any Disputed Claim without approval of the Bankruptcy Court.

     (c) Establishment of Disputed Claims Reserve. Notwithstanding any other provision of this Plan, no assets or property shall be distributed under this Plan on account of any Disputed Claim. For all Disputed Claims, Reorganized Debtor shall establish and hold, in trust, reserves (each such reserve being herein called a "Disputed Claims Reserve") with respect to each Class of Claims in which there exists a Disputed Claim and deposit in each Disputed Claims Reserve the assets and property to be distributed on account of each Disputed Claim, in the event and to the extent each Disputed Claim becomes Allowed. Cash held in any Disputed Claims Reserve shall be invested in a manner that will take into account the need to preserve principal.

     (d) Determination of Disputed Claims Reserve. The Debtor shall determine for each Class of Claims the amount of assets and property sufficient to fund each Disputed Claims Reserve established with respect to any Class of Claims. Upon request of the Debtor, the Bankruptcy Court or District Court (as applicable) may estimate and determine by an Estimation Order the Estimated Amount of any Claims in each Class for which a Disputed Claims Reserve has been established. Any holder of a Disputed claim so estimated shall have recourse only to the amount of the undistributed assets and property deposited on account of such Disputed Claim in the Disputed Claims Reserve for the Class in which such Disputed Claim has been placed and shall have no recourse whatsoever to the Debtor or Reorganized Debtor should the Allowed Claim of such holder, as finally determined by a Final Order, exceed such Estimated Amount. If the Debtor elects not to request such an Estimation Order with respect to any Disputed Claims Reserve, the amount the holder of such Disputed Claim will be entitled to receive under this Plan is the Allowed Amount of such Claim.

     (e) Distribution of Disputed Claims Reserve. The assets and property in each Disputed Claims Reserve, including the allocable portion of the net return yielded from the investment of any Cash in such Disputed Claims Reserve, if any, shall be distributed by the Disbursing Agent to holders of Disputed Claims as such Claims become Allowed by Final Order or are compromised and settled.

     (f) Return of Assets. Except as otherwise provided herein, all assets and properties in any Disputed Claims Reserve for any Class of Claims remaining after the resolution of all disputes relating thereto shall be distributed ratably in accordance with the terms of this Plan to the holders of Claims in such Class if the distribution would, on a ProRata basis, amount to one percent (1%) or more of the aggregate Allowed Claims in such Class. If the distribution would be less than one percent (1%) of the Allowed Claims in such Class, such assets and properties shall be paid to the Debtor.

     4.04 Withholding of Taxes. The Disbursing Agent and the Trust shall withhold from any assets and property distributed under this Plan any assets or property which must be withheld for foreign, federal, state and local taxes payable with respect thereto or payable by the Person entitled to such assets to the extent required by applicable law.

     4.05 Unclaimed Property. Any Cash, assets and other property to be distributed under this Plan that remain unclaimed or otherwise not deliverable to the Person or Governmental Unit entitled thereto before the later of (a) two
(2) years after the Confirmation Date, or (b) sixty (60) calendar days after an Order allowing such Person's or Governmental Unit's Claim becomes a Final Order, shall become vested in, and shall be transferred and delivered to, the Reorganized Debtor. In such event, such Person's or Governmental Unit's Claim shall no longer be deemed to be Allowed and such Person or Governmental Unit shall be deemed to have waived its rights to such payments or distributions under this Plan pursuant to Section 1143 of the Bankruptcy Code and shall have no further Claim in respect of such distribution and shall not participate in any further distributions under this Plan with respect to such Claim.

     4.06 Non-Negotiated Checks. If a holder of an Allowed Claim fails to negotiate a check issued to such holder pursuant to this Plan within one (1) year of the date such check was issued, then the amount of Cash attributable to such check shall be deemed to be unclaimed property in respect of such holder's Allowed Claim and shall be transferred and delivered to the Debtor. In such event, such holder's Claim shall no longer be deemed to be Allowed and such holder shall be deemed to have waived its rights to such payments or distributions under this Plan pursuant to Section 1143 of the Bankruptcy Code and shall have no further Claim in respect of such distribution and shall not participate in any further distributions under this Plan with respect to such Claim.

     4.07 Exoneration and Reliance. The Debtor, Reorganized Debtor, and the Subsidiary shall not be liable to any holder of a Claim, Interest or other party with respect to any action, omission, forbearance from action, decision or exercise of discretion taken during the period from the Petition Date to the Effective Date in connection with: (a) the management or operation of the Debtor; (b) the drafting, negotiation, and/or propounding of the Plan, or implementation of any of the transactions provided for, or contemplated in, this Plan or the Plan Documents; or (c) the administration of this Plan or the assets and property to be distributed pursuant to this Plan and the Plan Documents, other than for willful misconduct or gross negligence. The Debtor, Reorganized Debtor, and the Subsidiary may rely upon the opinions of counsel, certified public accountants and other experts or professionals employed by the Debtor, Reorganized Debtor, or the Subsidiary, respectively, and such reliance shall conclusively establish good faith and the absence of misconduct. In any action, suit or proceeding by any holder of a Claim, Interest or other party in interest contesting any action by, or non-action of, the Debtor, Reorganized Debtor, or the Subsidiary as not being in good faith, the reasonable attorneys' fees and costs of the prevailing party shall be paid by the losing party.

     4.08 Forms of Payments. Except where this Plan contemplates deferred payment or delivery of property or securities, payments to be made by the Disbursing Agent pursuant to this Plan shall be made in Cash or by check drawn on a domestic bank or by wire transfer from a domestic bank.

     4.09 Further Authorizations. The Debtor, and Reorganized Debtor, if and to the extent necessary, shall seek such Orders, judgments, injunctions and rulings that may be required to carry out further the intentions and purposes of, and give full effect to the provisions of, this Plan.

     4.10 Plan Documents. By the Plan Documents Filing Date, the Debtor shall place unexecuted copies of the Plan Documents, together with all necessary exhibits or schedules thereto, as may be necessary or appropriate to effectuate the terms and conditions of this Plan in the Plant Documents Review Center. Any party in interest may review the Plan Documents in any Business Day during normal business hours (9:00 a.m. to 4:30 p.m. Eastern Time) at the Plan Documents Review Center.

     4.11 Transfer Taxes. The issuance, transfer or exchange of any of securities issued under, or the transfer of any other assets or property pursuant to, this Plan or the Plan Documents, or the making or delivery of an instrument of transfer under this Plan or the Plan Documents, shall not (and the Confirmation Order shall so order), pursuant to Section 1146 of the Bankruptcy Code, be taxed under any law imposing a stamp tax, transfer tax or other similar tax.

     4.12 Recordable Order. The Confirmation Order shall be declared to be in recordable form, and shall be accepted by any recording officer for filing and recording purposes without further or additional orders, certifications or other supporting documents.

     4.13 Effectuating Documents and Further Transactions. The President of Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take or direct such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Secretary or any Assistant Secretary of Debtor shall be authorized to certify or attest to any of the foregoing actions.

     4.14 Corporate Action. All matters provided for under this Plan and under the Plan Documents involving the corporate structure of the Debtor, or Reorganized Debtor, corporate action to be taken by, or required of the Debtor, or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of any of such entities.

     4.15 Extinguishment of Guarantees. On the Effective Date, and in accordance with the terms of this Plan, all guarantees of collection, payment or performance made by the Debtor shall be discharged, released, extinguished and of no further force or effect.

     4.16 Compensation Programs. Nothing in this Plan shall modify, supersede or reject any other Employee Benefit Plan, all of which remain in full force and effect following Confirmation.

     4.17  Certificate  of  Incorporation   and  By-Laws.   The  certificate  of
incorporation and by-laws of the Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

     4.18 Operations of Debtor Between the Confirmation Date and the Effective Date. Debtor shall continue to operate as Debtor in Possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code during the period from the Confirmation Date through and until the Effective Date; provided, however, that nothing herein shall preclude the Debtor from taking steps that they deem necessary or desirable to prepare for and effect the consummation of the Plan.

                                    ARTICLE V
                                    ---------
                          EFFECTS OF PLAN CONFIRMATION

         5.01     Discharge and Injunctions.
                  -------------------------

     (a) Pursuant to Section 1141(d) of the Bankruptcy Code, Confirmation of the Plan discharges the Debtor and the Subsidiary from (a) all Claims or demands(including, but not limited to, claims based upon any act or omission, transaction or other activity or security instrument or other agreement of any kind or nature occurring, arising or existing prior to entry of the Confirmation Order or arising from any pre-Confirmation conduct, act or omission of the Debtor) against, liabilities of (including, but not limited to, any liability of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code), liens on, obligations of, and Interests in the Debtor or the assets and properties of the Debtor, whether known to, unknown or knowable by the holder thereof. Except for the obligations expressly imposed by this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, extinguishment and termination of all such Claims against, liabilities of, liens on, obligations of and Interests in the Debtor or the assets and properties of the Debtor. In addition, except as otherwise set forth in this Plan, the Confirmation Order will operate as a general adjudication and resolution with prejudice, as of the Effective Date, of all pending legal proceedings against the Debtor and its respective assets and properties, as well as any proceedings not yet instituted against the Debtor, the Subsidiary, or their respective assets and properties, except as otherwise provided in this Plan.

     (b) As provided in Section 524 of the Bankruptcy Code, the discharge provided herein operates as an injunction against, among other things, the assertion of any Claim or Interest in or the commencement of legal action or process against the Debtor, the Subsidiary, or against the property of the Debtor or the estate, except for those expressly preserved or created in this Plan.

     5.02 Term of Injunctions and the Automatic Stay. Unless otherwise provided in this Plan or an Order of the Bankruptcy Court, the injunctions described herein shall remain in full force and effect following the Effective Date. All other injunctions or automatic stays provided for in the Reorganization Case pursuant to Section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     5.03 No Liability for Tax Claims. Unless a taxing authority has asserted a Claim against the Debtor before the bar date established therefore, no Claim of such authority will be Allowed against the Debtor, or Reorganized Debtor for taxes, penalties or interest arising out of the failure, if any, of the Debtor to have filed any tax return, including, but not limited to, any income tax return or franchise tax return in any prior year or arising out of an audit of any return for a period before the Petition Date.

     5.04 Revesting. Except as otherwise expressly provided in this Plan, on the Effective Date, all assets and property of the Debtor and the estate shall be vested in a newly formed wholly owned subsidiary of the Reorganized Debtor (the "Subsidiary") free and clear of all Claims, Liens, encumbrances, demand, charges and other interests of holders of Claims or Interests, who shall operate their businesses free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

     5.05 Disallowed Claims and Disallowed Interests. The filing of this Plan and its submission to holders of Claims against and Interests in the Debtor shall constitute an objection to all Claims and Interests that are not Allowed under Section 502 of the Bankruptcy Code. On and after the Effective Date, the Debtor will be fully and finally discharged of any liability or obligation on a disallowed Claim or a disallowed Interest, and any Order creating a disallowed Claim or a disallowed Interest which is not a Final Order as of the Effective Date solely because of a Person's or Governmental Unit's right to move for reconsideration of such Order pursuant to Section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 shall nevertheless become and be deemed a Final Order on the Effective Date. The Confirmation Order, except as otherwise provided herein, shall constitute an Order: (a) disallowing all Claims and Interests to the extent such Claims and Interests are not allowable under any provision of
Section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest; and (b) disallowing or subordinating, as the case may be, any Claims for penalties or punitive damages.

     5.06 Retention and Enforcement of Claims and Interest. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized Debtor will retain and have the exclusive right to enforce against any Person or Governmental Unit any and all causes of action and rights of the Debtor that arose both before and after the Petition Date, including the rights and powers of a trustee and debtor in possession and all causes of action granted pursuant to and still existing under Sections 502, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code,
other than those expressly released, compromised or assigned as part of or pursuant to this Plan.

     5.07 No Successor Liability. Except as otherwise expressly provided in this Plan, neither the Reorganized Debtor nor the Subsidiary, pursuant to the Plan or otherwise, assumes, agrees to perform, pay or indemnify creditors against or otherwise has any responsibility for, any liabilities or obligations of the Debtor, fixed, contingent or otherwise, known or unknown, relating to or arising out of the operations of or assets of the Debtor or the estate, whether arising prior to, on or after the Effective Date. Neither the Reorganized Debtor nor the Subsidiary will be a successor to or nominee of the Debtor by reason of any theory of law or equity, and neither shall have any successor, nominee or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations expressly specified in this Plan and the Confirmation Order.

                                   ARTICLE VI
                                   ----------
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     6.01 General. This Plan constitutes and incorporates a motion by the Debtor, pursuant to Section 365 of the Bankruptcy Code, to reject any and all executory contracts and unexpired leases of the Debtor, except:

     (1) Those which, before the Confirmation Date, have been rejected, assumed or assigned pursuant to an Order of the Bankruptcy Court or are the subject of pending motions by the Debtor to reject, assume or assign pursuant to Section 365 of the Bankruptcy Code;

     (2) Those executory contracts and unexpired leases specifically designated below, which are to be assumed, or assumed and assigned where applicable, by the Debtor (which list may be amended or supplemented prior to the Confirmation of this Plan);

     (3) Those executory contracts and unexpired leases specifically rejected by the Debtor (which list may be amended or supplemented prior to Confirmation of the Plan);

     Not applicable.

     (4) Those executory contracts and unexpired leases which are specifically treated otherwise in this Plan.

     6.02 Rejected Executory Contracts and Unexpired Leases. Notwithstanding anything to the contrary set forth in Section 6.01 hereof, the Debtor hereby expressly rejects, pursuant to Section 365 of the Bankruptcy Code. Any and all executory contracts and unexpired leases not described above (which list may be amended or supplemented prior to the Confirmation of this Plan) or which shall, before the Confirmation Date, have been rejected, assumed or assigned pursuant to an Order of the Bankruptcy Court or be the subject of pending motions by the Debtor to reject, assume or assign pursuant to Section 365 of the Bankruptcy Code.

     6.03 Damages Upon Rejection. The Bankruptcy Court shall determine the dollar amount, if any, of the Claim of any Person or Governmental Unit seeking damages by reason of the rejection of any executory contract or unexpired lease; provided, however, that such Person or Governmental Unit files a Proof of Claim with the Bankruptcy Court before thirty (30) calendar days following the Confirmation Date. To the extent any such Claim is Allowed by the Bankruptcy Court by Final Order, such Claim shall become and shall be treated for all purposes under this Plan as, an Allowed Unsecured Claim, in Class E-1 or E-2, as the case may be, and the holder thereof shall receive distributions as a holder of an Allowed Claim in such Class or Classes pursuant to this Plan. This Plan shall constitute notice to Persons who and Governmental Units which may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the bar date for filing a Proof of Claim in connection therewith; provided, however, that the Debtor shall have no obligation to notify such Persons and Governmental Units that the Confirmation Date has occurred.

                                   ARTICLE VII
                                   -----------
                    EFFECTUATION AND SUPERVISION OF THE PLAN

     7.01 Jurisdiction. Until the Reorganization Case is closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction that is permissible, including that necessary to ensure that the purposes and intent of this Plan are carried out and to hear and determine all Claims that could have been brought before the entry of the Confirmation order. Except as otherwise provided in this Plan, the Bankruptcy Court shall retain jurisdiction to hear and determine all Claims against and the rights of holders of Interests in the Debtor and to adjudicate and enforce all other causes of action which may exist on behalf of the Debtor.

     7.02 General Retention. Following the Confirmation of this Plan, the Bankruptcy Court shall further retain jurisdiction for the purpose of classification of any Claim and the reexamination of claims which have been Allowed for purposes of voting, and the determination of such obligations as may be filed with the Bankruptcy Court with respect to any Claim. The failure by the Debtor to object to, or examine, any Claim for the purposes of voting, shall not be deemed a waiver of the right of the Debtor, or Reorganized Debtor, as the case may be, to object to, such Claim, in whole or part.

     7.03 Specific Purposes. In addition to the foregoing, the Bankruptcy Court shall retain jurisdiction for the following specific purposes after the Confirmation of this Plan:

     (a) to modify this Plan after Confirmation, pursuant to the Bankruptcy Rules and the Bankruptcy Code;

     (b) to correct any defect, cure any omission or reconcile any inconsistency in this Plan, the Plan Documents or the Confirmation order as may be necessary to carry out the purposes and intent of this Plan, including the adjustment of the date(s) of performance under this Plan, the Plan Documents and any other documents related thereto in the event the Effective Date does not occur as provided herein, so that the intended effect of this Plan, the Plan Documents and such other documents may be substantially realized thereby;

     (c) to assure the performance by the Disbursing Agent of its obligations to make distributions under this Plan, and the Plan Documents;

     (d) to enforce and interpret the terms and conditions of this Plan and the Plan Documents;

     (e) to enter such Orders, including, but not limited to, injunctions, as are necessary to enforce the title, rights and powers of Reorganized Debtor, and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary;

     (f) to  enforce  and  interpret  the  terms  and  conditions  of  the  Plan
Documents;

     (g) to hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters, with respect to the Debtor or the Estate arising prior to the Effective Date or relating to the period of administration of the Reorganization Case;

     (h)  to  hear  and  determine  all   applications   for   compensation   of
professionals and reimbursement of expenses under Sections 330, 331 or 503(b) of the Bankruptcy Code;

     (i) to hear and determine any causes of action arising during the period from the Petition Date through the Effective Date, or in any way related to this Plan or the transactions contemplated hereby, against the Debtor, Reorganized Debtor, the Official Committee, and their respective officers, directors, stockholders, members, attorneys, financial advisors, representatives and agents;

     (j) to determine any and all motions pending on Confirmation for the rejection, assumption or assignment of executory contracts or unexpired leases and the allowance of any claim resulting therefrom;

     (k) to consider and act on the compromise and settlement of any Claim against or Interest in the debtor or the Estate;

     (l) to determine all questions and disputes regarding title to the assets of the Debtor, the Estate, or the Reorganized Debtor;

     (m) to construe, enforce and resolve all questions and disputes relating to collective bargaining or employment agreements existing or approved by the Bankruptcy Court at or before Confirmation;

     (n) to hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the Bankruptcy Code; and

     (o) to enter such Orders as are necessary to implement and enforce the Injunctions.

                                  ARTICLE VIII
                                  ------------
             CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

         8.01 Conditions to Confirmation. Confirmation of this Plan shall not occur unless each of the following conditions has occurred or has been waived in a writing executed by the Debtor:

     (a) Disclosure Statement. The Bankruptcy Court shall have approved the Disclosure Statement in a Final Order.

     (b) Confirmation Order. The Bankruptcy Court shall have made such findings and determinations regarding the Plan as will enable the entry of the Confirmation Order, and any other Order entered in conjunction therewith, in form and substance acceptable to the Debtor.

                                   ARTICLE IX
                                   ----------
                         ACCEPTANCE OR REJECTION OF PLAN

     9.01 Each Impaired Class Entitled to Vote Separately. Each impaired Class of Claims or Interests shall be entitled to vote separately to accept or reject this Plan.

     9.02 Class Acceptance Requirement. Consistent with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, a Class of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

     9.03 Cramdown. If any impaired Class of Claims fails to accept this Plan by the requisite majority, the Debtor reserves the right to request that the Bankruptcy Court confirm this Plan, in accordance with Section 1129(b) of the Bankruptcy Code, on the basis that the Plan is fair and equitable, does not discriminate unfairly with respect to any nonaccepting impaired Class and provides to the holders of Claims in each impaired Class property of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, or that any holder of a Claim or Interest that is junior to such Claims will not receive or retain any property on account of such junior Claim or Interest.

                                    ARTICLE X
                                    ---------
                            MISCELLANEOUS PROVISIONS

         10.01 Revocation of Plan. The Debtor reserves the right to revoke and withdraw this Plan before the entry of the Confirmation Order. If the Debtor revokes or withdraws this Plan, or if Confirmation of this Plan does not occur, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor, or any other Person or to prejudice in any manner the rights of, or such Person in any further proceedings involving the Debtor.

         10.02 Headings. Headings are utilized in this Plan for convenience and reference only and shall not constitute a part of this Plan for any other purpose.

         10.03 Due Authorization by Holders of Claims. Each and every holder of a Claim who elects to participate in the distributions provided for herein warrants that such holder is authorized to accept, in consideration of such holder's Claim against the Debtor, the distributions provided for in this Plan, and that there are no outstanding commitments, agreements or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed, or obligations undertaken, by such holder under this Plan.

         10.04 Payment or Distribution Dates. Whenever any payment or distribution to be made under this Plan shall be due on a day other than a Business Day, such payment or distribution shall, instead, be made, without interest, on the next Business Day thereafter.

         10.05 Modification of Payment Terms. The Debtor reserves the right to modify the treatment of any Allowed Claim, as provided in Section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date upon the consent of the Person or Governmental unit whose Allowed Claim treatment is being modified.

         10.06 Entire Agreement. This Plan, including all exhibits and annexes hereto, sets forth the entire agreement and undertakings relating to the subject matter hereof and supersedes all prior discussions and documents. No Person or Governmental Unit shall be bound by any terms, conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.

         10.07 Administrative Claims Bar Date. Unless otherwise ordered by the Bankruptcy Court, the Confirmation Order will operate to set a bar date for Administrative Claims, which bar date shall be thirty (30) days after the Effective Date. Claimants holding Administrative Claims against the Debtor not paid on the Effective Date may submit a Request for Payment of Administrative Expense on or before such bar date. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 2002 and 3020(c) will set forth such date and constitute notice of the Administrating Claims bar date set forth above. If the court by separate order sets a bar date for filing Administrative Claims, the date specified in such order, whether earlier or later, shall control over the foregoing provisions. Reorganized Debtor and any other party-in-interest will have ninety (90) days after the Administrative Claims bar date to review and object to such Claims before a hearing for determination of such Administrative Claim is held by the Bankruptcy Court, unless the court specifies some other deadline.

         10.08 Confirmation Order. In addition to the requirements set forth in this Plan, the Confirmation Order shall also ratify all transactions consistent with the provisions of this Plan and the Plan Documents effected by the Debtor during the period commencing on the Petition Date and ending on the Effective Date.

         10.09 Governing Law. Except to the extent that federal law (including, but not limited to, the Bankruptcy Code and the Bankruptcy Rules) is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced on accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

         10.10 Severability. Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision in this Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable either as to all holders of Claims or Interest or as to the holder of such Claim or Interest as to which the provision is illegal, respectively. Such determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan.

         10.11 Time. In computing any period of time prescribed or allowed by this Plan, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period shall be included, unless it is not a Business Day, or, when the act to be done is the filing of a paper in court, a day on which weather or conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than eight (8) days, intermediate days that are not Business Days shall be excluded in the computation.

         10.12 No Interest. Except as expressly stated in this Plan or otherwise Allowed by Final Order of the Bankruptcy Court, no interest, penalty or late charge arising after the Petition Date is to be Allowed on any Claim.

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

     10.13 No Attorney's Fees. No attorney's fees will be paid with respect to any Claim except as specified herein or as Allowed by a Final Order of the Bankruptcy Order.

     10.14 Addresses for Distributions to Holders of Allowed Claims. Unless otherwise provided in this Plan, the Plan Documents or a Final Order of the Bankruptcy Court, distributions to be made under this Plan to holders of Allowed Claims shall be made by first class United States mail, postage prepaid to: (a) the latest mailing address forth in a Proof of Claim timely filed with the Bankruptcy Court by or on behalf of such holders, or (b) if no such Proof of Claim has been timely filed, the mailing address set forth in the Schedules. The Debtor, Reorganized Debtor or the Disbursing Agent shall not be required to make any other effort to locate or ascertain the address of the holder of any Claim.

     10.15 Consent to Jurisdiction. Upon default under this Plan, Reorganized Debtor consents to the jurisdiction of the unit of the United States District
Court for the Middle District of Florida, Tampa Division, known as the Bankruptcy Court for that District, or any successor thereto, and agree that it shall be the preferred forum for all proceedings relating to such default.

     10.16 Setoffs. Subject to the limitations provided in Section 553 of the Bankruptcy Code, the Debtor may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, Claims of any nature whatsoever the Debtor may have against the holder of such Claim, but neither the failure to do so not the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such Claim that the Debtor may have against such holder. Confirmation of this Plan shall not discharge the setoff rights, if any, that holders of Claims or Interests may have under applicable non-bankruptcy law.

     10.17 Successors and Assigns. The rights, duties and obligations of any Person or Governmental Unit named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person or Governmental Unit.

     10.18 Reservation. If this Plan is not confirmed by the Bankruptcy Court for any reason, the rights of all parties in interest in the Reorganization Case will be reserved in full. Furthermore, any concession reflected herein is made for purposes of this Plan only, and if this Plan does not become effective, no party in interest in the Reorganization Case shall be bound or deemed prejudiced by any such concession.

     10.19 Tax Identification Numbers. Prior to receiving any distribution under this Plan, all holders of Claims shall provide the Disbursing Agent with written notification or confirmation of their respective federal tax identification numbers or social security numbers.

                                   ARTICLE XI
                                   ----------
                              MODIFICATION OF PLAN

         11.01 Modification of Plan. The Debtor may propose amendments to, or modifications of this Plan under Section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date, the Debtor may remedy any defects or omissions or reconcile any inconsistencies in this Plan or the Confirmation Order or any other Order entered for the purpose of implementing this Plan in such manner as may be necessary to carry out the purposes and intent of this Plan so long as the interests of the holders of Allowed Claims are not materially and adversely affected.

                                   ARTICLE XII
                                   -----------
                                     NOTICES

     12.01 Notices. All notices, requests, elections or demands in connection with this Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to:

         If to the Debtor:
         ----------------
         Thermacell Technologies, Inc.
         Attn: James Hagarman
         440 Fentress
         Daytona Beach, FL  32114

         With a required copy to:
         -----------------------
         Michael C. Markham, Esquire
         Johnson, Blakely, Pope, Bokor,
           Ruppel & Burns, P.A.
         911 Chestnut Street
         Clearwater, FL 33756


                                            JOHNSON, BLAKELY, POPE,
                                            BOKOR, RUPPEL & BURNS, P.A.


                                            -----------------------------
                                            Michael C. Markham
                                            Post   Office  Box 1368
                                            Clearwater, FL 33757-1368
                                            727-461-1818 telephone
                                            727-441-8617 facsimile
                                            FBN 0768560
                                            Attorneys for Debtor


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